EXHIBIT 10.1

July 12, 2018

David Urso

3611 Valley Centre Drive

San Diego CA 92130

Dear David,

In connection with your promotion to Chief Operating Officer, this Amendment 1 to your March 6, 2014 Employment Letter (the “Employment Letter”) hereby amends certain of the terms of the Employment Letter, effective July 12, 2018, as follows:

1.	Your title is Chief Operating Officer & General Counsel.

2.	Your annual base salary will increase to $426,000 to be paid at the rate of $35,500 per month.

3.	Your bonus under MEI’s discretionary annual bonus plan will be targeted at 40% of your base salary.

4.	The provisions of the Employment Letter entitled “Termination by MEI Other than for Cause” and “Your Termination for Good Reason” are hereby amended to provide that you shall receive a payment in an amount of 12 months of your annual base salary (in effect at the time of termination) and accelerate the vesting of your stock options so that you will be vested in the same number of shares subject to the stock options as if you had continued to be employed by MEI for an additional 12 months.

All other terms of the Employment Letter are unchanged and remain in effect.

Sincerely,

/s/ Daniel P. Gold

Daniel P. Gold, Ph.D.

President & CEO

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500, San Diego, CA 92130

Tel: 858 369 7100    Fax: 858 369 7101    Website: www.meipharma.com